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                                                                    EXHIBIT 99.1

 [CPS Logo Here]                                              NEWS RELEASE
--------------------------------------------------------------------------------

                    CONSUMER PORTFOLIO SERVICES, INC. REPORTS
                   2003 FOURTH QUARTER AND FULL-YEAR EARNINGS

IRVINE, CALIFORNIA, FEBRUARY 23, 2004 -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) today announced earnings for its fourth quarter and year ended December 31, 2003.

For the three months ended December 31, 2003 total revenues increased approximately $2.6 million, or 10.3%, to $28.2 million, compared to $25.6 million for the three months ended December 31, 2002. Pretax loss for the fourth quarter 2003 was $(5.7) million, compared to pretax income of $3.3 million for the comparable 2002 period. Net loss for the quarter ended December 31, 2003 was $(5.7) million, or $(0.28) per diluted share, compared to net income of $1.9 million, or $0.09 per diluted share, for the quarter ended December 31, 2002. Diluted shares outstanding were 20.4 million and 21.9 million for the quarters ended December 31, 2003 and 2002, respectively.

Revenues for the year ended December 31, 2003 totaled $100.9 million, an increase of $9.0 million, or 9.8%, compared to $92.0 million for 2002. Full-year 2003 net income was $395,000, or $0.02 per diluted share, which includes a net tax benefit of $3.4 million. The income tax benefit is primarily the result of the resolution of certain IRS examinations of tax returns filed by MFN Financial Corporation prior to its acquisition by Consumer Portfolio Services, resulting in a tax benefit of $4.9 million, which was offset by an income tax provision of $1.5 million. For the year ended December 31, 2002 income prior to extraordinary item was $3.0 million, or $0.14 per diluted share. Diluted shares outstanding were 21.6 million and 21.0 million for the years 2003 and 2002, respectively.

"In our second quarter under the new securitization structure our results continued to track in line with expectations," said Charles E. Bradley, President and Chief Executive Officer. "As we move forward into 2004, we are increasingly focused on laying the groundwork for origination growth while continuing to maintain credit discipline. In addition, since year-end we have refinanced $35 million of long-term debt, significantly extending these maturities to support the company's long-term growth strategy."

Consumer Portfolio Services' managed receivables totaled $741.2 million at December 31, 2003. During the fourth quarter of 2003, the Company purchased $82.9 million of contracts and completed the $75.0 million CPS Auto Receivables Trust 2003-D securitization. The managed receivables include $425.5 million held by non-consolidated subsidiaries, which do not appear directly on the Company's balance sheet, as well as $315.7 million ($266.2 million net of allowance for credit losses and deferred acquisition fees) of receivables that are held directly by the Company and its consolidated subsidiaries.

As reported for the last two quarters, in order to increase transparency of the Company's financial reports, in the third quarter of 2003 Consumer Portfolio Services began structuring its securitization transactions as secured financings, with the loan receivables and associated debt remaining on the balance sheet, and without recognition of a gain on sale. Accordingly, net earnings will be recognized over the life of the receivables as interest income and fee income, less related funding costs and a provision for losses. Such loan loss provisions are recorded upon acquisition and during the life of the receivables. The accounting treatment of such transactions is equivalent to that currently used with respect to the majority of the receivables acquired in the acquisitions. The effect is to accelerate recognition of expenses and defer recognition of revenue. As a result, reported earnings initially will be less than they would be had the Company continued to structure its securitizations to record a gain on sale and therefore, reported net earnings may be negative or nominally positive for approximately the next year. Growth in the Company's portfolio of loan receivables in excess of current expectations would delay reporting positive net earnings. This change in securitization structure was the principal cause of the Company's net loss in the third and fourth quarters of 2003.


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CONFERENCE CALL

Consumer Portfolio Services announced that it will hold a conference call later today, February 23, 2004, at 2:00 p.m. EST to discuss its quarterly and full year results. Those wishing to participate by telephone may dial-in at (973) 409-9261 approximately 10 minutes prior to the scheduled time.
A replay will be available between February 23, 2004 and March 1, 2004, beginning one hour after conclusion of the call, by dialing (877) 519-4471. The reservation number is 4543678. A broadcast of the conference call will also be available live and for 30 days after the call via the Company's web site at www.consumerportfolio.com and at www.streetevents.com.

ABOUT CONSUMER PORTFOLIO SERVICES, INC.

Consumer Portfolio Services, Inc. is a consumer finance company that specializes in purchasing, selling and servicing retail automobile installment sale contracts originated by automobile dealers located throughout the United States. The Company is currently active in 38 states. Through its purchase of contracts, the Company provides indirect financing to car dealer customers with limited credit histories, low incomes or past credit problems, who generally would not be expected to qualify for financing provided by banks or by automobile manufacturers' captive finance companies.

FORWARD-LOOKING STATEMENTS IN THIS NEWS RELEASE INCLUDE THE COMPANY'S RECORDED REVENUE, EXPENSE, GAIN ON SALE AND PROVISION FOR CREDIT LOSSES BECAUSE THESE ITEMS ARE DEPENDENT ON THE COMPANY'S ESTIMATES OF FUTURE LOSSES. THE ACCURACY OF SUCH ESTIMATES MAY BE ADVERSELY AFFECTED BY VARIOUS FACTORS, WHICH INCLUDE (IN ADDITION TO RISKS RELATING TO THE ECONOMY GENERALLY) THE FOLLOWING: POSSIBLE INCREASED DELINQUENCIES, REPOSSESSIONS AND LOSSES ON RETAIL INSTALLMENT CONTRACTS; INCORRECT PREPAYMENT SPEED AND/OR DISCOUNT RATE ASSUMPTIONS, POSSIBLE UNAVAILABILITY OF QUALIFIED PERSONNEL, WHICH COULD ADVERSELY AFFECT THE COMPANY'S ABILITY TO SERVICE ITS PORTFOLIO; POSSIBLE INCREASES IN THE RATE OF CONSUMER BANKRUPTCY FILINGS OR CHANGES IN BANKRUPTCY LAW, WHICH COULD ADVERSELY AFFECT THE COMPANY'S RIGHTS TO COLLECT PAYMENTS FROM ITS PORTFOLIO; OTHER CHANGES IN GOVERNMENT REGULATIONS AFFECTING CONSUMER CREDIT; POSSIBLE DECLINES IN THE MARKET PRICE FOR USED VEHICLES, WHICH COULD ADVERSELY AFFECT THE COMPANY'S REALIZATION UPON REPOSSESSED VEHICLES; AND ECONOMIC CONDITIONS IN GEOGRAPHIC AREAS IN WHICH THE COMPANY'S BUSINESS IS CONCENTRATED.

THE STATEMENTS CONCERNING THE INTENDED STRUCTURE OF FUTURE SECURITIZATIONS AND THE EFFECTS OF SUCH STRUCTURES ON FINANCIAL ITEMS ARE FORWARD-LOOKING STATEMENTS. IF THE COMPANY WERE TO CHANGE THE STRUCTURE OF FUTURE TRANSACTIONS, THAT COULD CAUSE SUCH FORWARD-LOOKING STATEMENTS NOT TO BE ACCURATE.

ANY IMPLICATION THAT THE RESULTS OF THE MOST RECENTLY COMPLETED QUARTER ARE INDICATIVE OF FUTURE RESULTS IS DISCLAIMED, AND THE READER SHOULD DRAW NO SUCH INFERENCE. FACTORS SUCH AS THOSE IDENTIFIED ABOVE IN RELATION TO GAIN ON SALE AND PROVISION FOR CREDIT LOSSES MAY AFFECT FUTURE PERFORMANCE.

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               Consumer Portfolio Services, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)


                                  Three months ended          Year ended
                                      December 31,            December 31,
                                -----------------------  -----------------------
                                   2003         2002        2003         2002
                                ----------   ----------  ----------   ----------
Revenues:
Net gain (loss) on
 sale of contracts              $  (2,295)   $   4,274   $   6,369    $  16,444
Interest income                    21,559       12,936      58,164       48,644
Servicing fees                      3,697        4,236      17,058       14,621
Other income                        5,223        4,114      19,343       12,243
                                ----------   ----------  ----------   ----------
                                   28,184       25,560     100,934       91,952
                                ---------    ---------   ---------    ---------
Expenses:
Employee costs                      9,760        9,170      37,141       37,778
General and
 administrative                     6,140        4,777      21,271       20,131
Interest                            6,817        5,943      23,861       23,925
Provision for credit
 losses                             7,200           --      11,390           --
Other expenses                      3,941        2,352      10,310       10,056
                                ----------   ----------  ----------   ----------
                                   33,858       22,242     103,973       91,890
                                ----------   ----------  ----------   ----------
Income (loss) before
 income tax expense
 (benefit) and
 extraordinary item                (5,674)       3,318      (3,039)          62
Income tax expense
 (benefit)                             --        1,380      (3,434)      (2,934)
                                ----------   ----------  ----------   ----------
Income (loss) before
 extraordinary item                (5,674)       1,938         395        2,996
Extraordinary item,
 unallocated negative
 goodwill                              --           --          --       17,412
                                ----------   ----------  ----------   ----------
      Net income (loss)         $  (5,674)   $   1,938   $     395    $  20,408
                                ==========   ==========  ==========   ==========

Earnings (loss) per share
 before extraordinary item:
     Basic                      $   (0.28)   $    0.09   $    0.02    $    0.15
     Diluted                        (0.28)        0.09        0.02         0.14

Earnings (loss) per share
 after extraordinary item:
     Basic                      $   (0.28)   $    0.09   $    0.02    $    1.03
     Diluted                        (0.28)        0.09        0.02         0.97

Number of shares used in
 computing earnings (loss)
 per share:
     Basic                         20,371       20,519      20,263       19,902
     Diluted                       20,371       21,913      21,576       20,987


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                      Condensed Consolidated Balance Sheets
                                 (In thousands)
                                   (Unaudited)


                                                 December 31,       December 31,
                                                     2003                2002
                                                 ------------       ------------

Cash and restricted cash                         $   100,486        $    51,859
Finance receivables, net                             266,189             84,592
Residual interest in
 securitizations                                     111,702            127,170
Other assets                                          14,093             21,827
                                                 ------------       ------------
                                                 $   492,470        $   285,448
                                                 ============       ============

Accounts payable and
 other liabilities                               $    29,018        $    27,672
Warehouse lines of credit                             33,709                 --
Securitization trust debt                            245,118             71,630
Senior secured debt                                   49,965             50,072
Subordinated debt                                     52,500             53,500
                                                 ------------       ------------
                                                     410,310            202,874
                                                 ------------       ------------

Shareholders' equity                                  82,160             82,574
                                                 ------------       ------------
                                                 $   492,470        $   285,448
                                                 ============       ============

CONTACTS

Investors:                                          Media:
Charles E. Bradley                                  Whit Clay
Consumer Portfolio Services                         Sloane & Company
949-753-6800                                        212-446-1864
         ~ OR ~
John Fernquest
Sloane & Company
212-446-1889